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EXHIBIT 99.1  PRESS RELEASE


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FIRST FEDERAL                             COASTAL FEDERAL
CHERAW                                    SAVINGS BANK
515 MARKET STREET                         2619 OAK STREET
CHERAW, SOUTH CAROLINA 29520              MYRTLE BEACH, SOUTH CAROLINA 29577

NEWS ANNOUNCEMENT

DATE:             NOVEMBER 5, 1999

CONTACT:          FIRST FEDERAL                     COASTAL FEDERAL SAVINGS BANK
                  -------------                     ----------------------------
                  HERBERT W. WATTS                  MICHAEL C. GERALD
                  PRESIDENT AND                     PRESIDENT AND
                  CHIEF EXECUTIVE OFFICER           CHIEF EXECUTIVE OFFICER

TO:               NEWS MEDIA

RELEASE DATE:     IMMEDIATE

COASTAL FEDERAL SAVINGS BANK AND FIRST FEDERAL CHERAW ANNOUNCE
AGREEMENT ON SALE OF FLORENCE OFFICE

MYRTLE BEACH, S.C., (November 5, 1999).... Coastal Federal Savings Bank, a
subsidiary of Coastal Financial Corporation (Nasdaq CFCP) and First Federal Savings & Loan Association of Cheraw, a subsidiary of Great Pee Dee Bancorp, Inc. (Nasdaq PEDE), today announced the signing of a definitive agreement by which First Federal Cheraw will purchase the Florence, South Carolina branch office from Coastal Federal Savings Bank. The Florence branch office of Coastal Federal Savings Bank has total deposits of approximately $23 million. The transaction is expected to be completed during the first quarter of 2000, pending regulatory approvals and certain other conditions of closing. The terms of the transaction were not disclosed.

Herbert W. Watts, President and Chief Executive Officer of First Federal Cheraw, stated that the two banks will work closely to ensure that the transition is orderly. Watts continued, "First Federal Cheraw is excited to have the opportunity to serve additional customers in the Florence market. Our style of banking is oriented toward personal service to each customer or business, so customers should appreciate the individual attention that we provide." John S. Long, COO, added, "This addition fits right in with our growth plans that were put in place last year. The combined products and services will allow us to better serve our current customer base in Cheraw, as well as enhance the financial services currently being offered to our new customers in the Florence area."


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Michael C. Gerald,  President and Chief  Executive  Officer of Coastal  Federal,
said, "We are pleased that the purchaser of our Florence branch is focused on the goal of serving the banking needs of the residents of the Pee Dee area. Our decision to sell the Florence office in no way reflects a shift in our community banking strategy, but merely permits Coastal Federal to focus our efforts and gain efficiency improvements."

Coastal Financial Corporation, headquartered in Myrtle Beach, South Carolina, offers a broad range of commercial, consumer and mortgage financial services through two subsidiaries, Coastal Federal Savings Bank and Coastal Investor Services. Coastal Federal, with assets over $700 million, is a federally chartered and FDIC insured community bank with eleven offices serving the communities of Horry, Florence and Georgetown Counties, South Carolina and Brunswick County, North Carolina. Coastal Investor Services engages in the sale of alternative financial products. Additional information about Coastal Federal is available on its web site at www.coastalfederal.com .